BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150103

Filed in the office of	Document Number
Barbara K. Cegavske	20160270822-00
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 06/15/2016 2:51 PM
	Entity Number: E0196232016-4

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

AngioSoma Research, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount. There shall be a series of preferred stock designated as "Series A Preferred Stock," par value $.001 per share, and the number of shares constituting such series shall be five million (5,000,000) together with any additional shares of Preferred Stock issued as a dividend or otherwise in payment of obligations hereunder, not to exceed, the total of six million (6,000,000) shares, is the Series A Preferred Stock. Such series is referred to herein as the "Series A Preferred Stock" and the per share liquidation value is two dollars ($2.00) ("Liquidation Value").

CONTINUED ON ATTACHED EXHIBIT A

3. Effective date of filing: (optional) 06/17/2016

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

TO

CERTIFICATE OF DESIGNATION

1. Designation and Amount. There shall be a series of preferred stock designated as "Series A Preferred Stock," par value $.001 per share, and the number of shares constituting such series shall be five million (5,000,000) together with any additional shares of Preferred Stock issued as a dividend or otherwise in payment of obligations hereunder, not to exceed, the total of six million (6,000,000) shares, is the Series A Preferred Stock. Such series is referred to herein as the "Series A Preferred Stock" and the per share liquidation value is two dollars ($2.00) ("Liquidation Value").

2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Preferred Stock shall be $.001.

3. Rank. All shares of Series A Preferred Stock shall rank prior to all of the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. All shares of Series A Preferred Stock will rank prior to any of the Corporation's preferred stock now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

4. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to all of the remaining assets of the Corporation available for distribution to its stockholders, ratably to the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 4, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

5. Voting Rights. Except as otherwise required by law, the shares of outstanding Series A Preferred Stock shall not entitle the holder thereof to vote on any matter submitted to a vote of the stockholders of the Corporation

6. Dividends. (a) The holders of the Series A Preferred Stock shall be entitled to receive cumulative dividends at the rate of eight percent (8%) of the Liquidation Value per annum (the "Dividend"). Such cumulative dividends shall be payable quarterly in arrears within three Business Days of the last day of each March, June, September and December of each year commencing September, 2016 (except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday), in cash or additional Series A Preferred Stock, at the Company's option. Dividends on the Series A Preferred Stock shall accrue and be cumulative on a daily basis from the date of issuance (with appropriate proration for any partial dividend period), whether or not earned and whether or not in any dividend period there shall be surplus or net profits of the Company legally available for the payment of such dividends. For the purpose of this Certificate of Designation, "Business Day" means any day other than a Saturday, Sunday or a day on which banks in Houston, Texas are permitted or required by law to be closed. Subject to the next paragraph of this Section 6, dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date. The amount of dividends payable per share of Series A Preferred Stock for each quarterly dividend period shall be computed by

dividing the annual dividend amount by four. The prorated amount of dividends payable for the initial dividend period and any period shorter than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

(b) Payment of Dividend in Preferred Shares. Should the Company elect to pay accrued but unpaid dividends in additional shares of Series Preferred Stock, the number of shares of Series A Preferred Stock to which the holder shall be entitled will be equal to the cash value of such unpaid dividends, divided by the Liquidation Amount.

7. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.

8. Cancellation of Series A Preferred Stock. No share of Series A Preferred Stock acquired by the Corporation upon redemption or purchase shall be reissued and all such shares shall be canceled, retired and returned to the status of authorized and unissued shares of undesignated preferred stock. The Corporation may take such appropriate corporate action to reduce the authorized number of Series A Preferred Stock accordingly.

9. Protective Provisions. In addition to any other rights provided by law, so long as at least one share of Series A Preferred Stock is outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series A Preferred Stock voting together as a single class:

(a) amend or repeal any provision of the Corporation's Articles of Incorporation, Bylaws or this Certificate of Designation if such action would materially and adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock;

(b) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock; or

(c) liquidate, dissolve or wind up the Corporation without giving written notice to each holder of a share of Series A Preferred Stock promptly and not more than fifty (50) nor less than twenty (20) days before the anticipated date of consummation of any liquidation, dissolution or winding up, acquisition of the Corporation or any sale of all or substantially all of the assets of the Corporation and no such event shall be effective until such notice shall have been given.

10. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations, and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of

Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

11. Securities Not Registered Under the Securities Act of 1933. Neither the shares of Series A Preferred Stock nor the Common Stock issuable upon conversion thereof has been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration. Therefore, each certificate for shares of Series A Preferred Stock and each certificate for Common Stock issued upon the conversion of any shares of Series A Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Series A Preferred Stock or Common Stock (except as otherwise permitted by this Section 12), shall be stamped or otherwise imprinted with a legend in substantially the following form:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."